Exhibit 99.1

                          NESTOR, INC.

  SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE
                           SECURITIES
                  LITIGATION REFORM ACT OF 1995

         CERTAIN CAUTIONARY STATEMENTS AND RISK FACTORS

    Nestor, Inc. and its subsidiaries (collectively, the Company) or their representatives from time to time may make or may have made certain forward-looking statements, whether orally or in writing, including without limitation, any such statements made or to be made in the Management's Discussion and Analysis contained in its various SEC filings or orally in conferences or teleconferences. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995.

     ACCORDINGLY, THE FORWARD-LOOKING STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE ACCOMPANIED BY THE
FOLLOWING MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING CERTAIN IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

     This list of factors is likely not exhaustive. The Company operates in a rapidly changing and evolving business involving electronic commerce and payments, and new risk factors will likely emerge. Management cannot predict all of the important risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those in any forward-looking statements.

     ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT FORWARD-LOOKING STATEMENTS WILL BE ACCURATE INDICATORS OF FUTURE ACTUAL RESULTS AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER FROM RESULTS PROJECTED IN FORWARD-LOOKING STATEMENTS. SUCH DIFFERENCES MAY BE MATERIAL.

Nestor is dependent on its PRISM products

          Nestor has derived a substantial majority of its total revenues from licensing its PRISM family of software products and providing services and maintenance related to those products. The PRISM products and related services and maintenance are expected to provide the majority of Nestor's revenues in the foreseeable future. Nestor's results will depend upon continued market acceptance of its PRISM products and related services as well as Nestor's ability to continue to adapt and modify them to meet the changing needs of its customers. Any reduction in demand for, or increase in competition with respect to, PRISM products would have a material adverse effect on Nestor's financial condition and results of operations.

Nestor is subject to risks of conducting international operations

          Nestor has derived a material portion of its total revenues from sales to customers outside the United States.
International operations generally are subject to certain risks, including:

         -  difficulties in staffing and management,

         -  reliance on independent distributors,

         -  fluctuations in foreign currency exchange rates,

         -  compliance with foreign regulatory requirements,

         -  variability of foreign economic conditions, and

         -  changing restrictions imposed by U.S. export laws.

There can be no assurance that Nestor will be able to manage  the
risks   related   to  selling  its  products  and   services   in
international markets.

Nestor is dependent on the banking industry

           Nestor's business is concentrated in the banking industry, making Nestor susceptible to a downturn in that industry. For example, a decrease in bank spending for software and related services could result in a smaller overall market for electronic payment software. Furthermore, banks are continuing to consolidate, decreasing the overall potential number of buyers for Nestor's products and services. These factors as well as others negatively affecting the banking industry could have a material adverse effect on Nestor's financial condition and results of operations.

Nestor must manage its growth effectively

          Nestor  is  experiencing a period of  growth  which  is
placing demands on its managerial and operations resources. Nestor's inability to manage its growth effectively or to maintain its current level of growth could have a material adverse effect on its financial condition and results of operations.

Nestor may not be able to attract and retain key personnel

          Nestor's success depends on certain of its executive officers, the loss of one or more of whom could have a material adverse effect on Nestor's financial condition and results of operations. None of Nestor's U.S.-based executive officers is a party to an employment agreement. Nestor believes that its future success also depends on its ability to attract and retain highly-skilled technical, managerial and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for personnel is intense. There can be no assurance that Nestor will be successful in attracting and retaining the personnel it requires.

The   market  for  software  and  related  services   is   highly
competitive

          Many applications software vendors offer products that are directly competitive with PRISM and other products of Nestor. Nestor also experiences competition from software developed internally by potential customers and experiences competition for its consulting services from professional services organizations. In addition, processing companies provide services similar to those made possible by Nestor's products. Many of Nestor's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than Nestor. Current and potential competitors, including providers of transaction-based software, processing, or professional services, may establish cooperative relationships with one another or with third parties to compete more effectively against Nestor. It is also possible that new competitors may emerge and acquire market share. In either case, Nestor's financial condition and results of operations could be adversely affected.

Nestor's   future  success  depends  on its  ability   to  timely
develop  and market product enhancements and new products.

          The market for software in general is characterized by rapid change in computer hardware and software technology and is highly competitive with respect to the need for timely product innovation and new product introductions. Nestor believes that its future success depends upon its ability to enhance its current applications and develop new products that address the increasingly complex needs of customers. In particular, Nestor believes that it must continue to respond quickly to users' needs for additional functionality and multi-platform support. The introduction and marketing of new or enhanced products requires Nestor to manage the transition from current products in order to minimize disruption in customer purchasing patterns. There can be no assurance that Nestor will continue to be successful in the timely development and marketing of product enhancements or new products that respond to technological advances, that its new products will adequately address the changing needs of the domestic and international markets or that it will successfully manage the transition from current products.

          Nestor is continually developing new products, product versions and individual features within a complex software system. Development projects can be lengthy and are subject to changing requirements, programming difficulties and unforeseen factors which can result in delays in the introduction of new products and features. Delays could have a material adverse effect on Nestor's financial condition and results of operations.

          In addition, new products, versions or features, when first released by Nestor, may contain undetected errors that, despite testing by Nestor, are discovered only after a product has been installed and used by customers. To date, undetected errors have not caused significant delays in product introduction and installation or required substantial design modifications. However, there can be no assurance that Nestor will avoid problems of this type in the future.

Nestor is dependent on proprietary technology

          Nestor relies on a combination of patents, trade secret and copyright laws, nondisclosure and other contractual and technical measures to protect its proprietary rights in its products. There can be no assurance that these provisions will be adequate to protect its proprietary rights. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although Nestor believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against Nestor.

Fluctuations  in  quarterly  operating  results  may  result   in
volatility in Nestor's stock price

          Nestor's quarterly revenues and operating results may fluctuate depending on the timing of executed contracts, license upgrades and the delivery of contracted business during the quarter. In addition, quarterly operating results may fluctuate due to the extent of commissions associated with third party product sales, timing of Nestor's hiring of additional staff, new product development and other expenses. No assurance can be given that operating results will not vary due to these factors.

Our sales cycles vary significantly which makes it difficult to plan our expenses and forecast our results

         Nestor's sales cycles typically range from six to twelve months, but may take longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their licensing of our products and services varies due to several factors, including:

         -  the complex nature of our products and services,

         -  our clients' budget cycles,

           - our clients' internal evaluation and approval requirements, and

   - our clients' delays of licensing due to announcements or planned introductions of new products or services by our competitors.

          Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large engagements, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large engagement, it could harm our ability to meet our forecasts for a given quarter.

Customers may cancel contracts

          Nestor derives a substantial portion of its total revenues from maintenance fees and monthly software license fees pursuant to contracts which the customer has the right to cancel. A substantial number of cancellations of these maintenance or monthly license fee contracts would have a material adverse effect on Nestor's financial condition and results of operations.

Nestor's stock price may be volatile

          The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, which have often been unrelated to the operating performance of particular companies. Any announcement with respect to any variance in revenue or earnings from levels generally expected by securities analysts for a given period could have an immediate and significant effect on the trading price of the Class A Common Stock. In addition, factors such as announcements of technological innovations or new products by Nestor, its competitors or other third parties, as well as changing market conditions in the computer software or hardware industries, may have a significant impact on the market price of the Class A Common Stock.

We cannot predict our future capital needs, and we may not be able to secure additional financing in the future

          We believe that our existing cash, working capital, backlog, and line of credit will be sufficient to meet our
anticipated   cash   needs  for  working  capital   and   capital
expenditures for at least the next 12 months. However, we may need to raise additional funds in the future to fund our operations, to expand or enhance our products and services or to respond to competitive pressures or perceived opportunities. Nestor cannot be assured that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, Nestor's business and financial results may suffer.

Nestor's growth strategy involves numerous risks and challenges

          Nestor has expanded and may seek to continue to expand its operations through the acquisition of additional businesses that complement its core skills and have the potential to increase its overall value. Nestor's future growth may depend, in part, upon the continued success of its acquisition strategy. Nestor may not be able to successfully identify and acquire, on favorable terms, compatible businesses. Acquisitions involve many risks, which could have a material adverse effect on Nestor's business, financial condition and results of operations, including:

     -      Acquired   businesses  may  not  achieve  anticipated
     revenues, earnings or cash flow;

     - Integration of acquired businesses and technologies may not be successful and Nestor may not realize anticipated economic, operational and other benefits in a timely manner, particularly if Nestor acquires a business in a market in which Nestor has limited or no current expertise or with a corporate culture different from Nestor's;

     - Potential dilutive effect on Nestor's stockholders from continued issuance of Common Stock as consideration for acquisitions;

     - Adverse effect on net income of amortization expense related to goodwill and other intangible assets and other acquisition-related charges, costs and expenses on net income;

     - Competing with other companies, many of which have greater financial and other resources to acquire attractive companies makes it more difficult to acquire suitable companies on acceptable terms; and

     -     Disruption of Nestor's existing business,  distraction
     of   management  and  other  resources  and  difficulty   in
     maintaining Nestor's current business standards, controls and procedures.


Directors,   officers   and   principal   shareholders   exercise
significant control over the Company.

         Nestor's directors, officers, and principal shareholders who own greater than 5% of the outstanding common stock, and entities affiliated with them, beneficially own approximately 49% of our common stock. These shareholders, acting together, will be able to exert substantial influence over all matter requiring approval by Nestor's shareholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all or Nestor's assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to Nestor's shareholders.